EXHIBIT 10.46
January 5, 2007
(the “Effective Date”)
CONFIDENTIAL
Chief Financial Officer
Terremark Worldwide, Inc.
2601 South Bayshore Drive
Suite 900
Miami, Florida 33133
Terremark Worldwide, Inc. (“Sponsor”)
$13,250,000 Capital Lease Facility
Commitment Letter (the “Commitment Letter”)
Ladies and Gentlemen:
     Credit Suisse and Credit Suisse Securities (USA) LLC (with their other affiliates, “CS”) commit to arrange for the acquisition of each Property by a special purpose entity to be formed for such purpose, and thereafter lease each Property to Lessee, all in accordance with the attached term sheet (the “Term Sheet”), and subject to the conditions in the Term Sheet and below in this Commitment Letter. Wherever this Commitment Letter or the Term Sheet refers to Lessee, each such reference shall be deemed to refer instead to Sponsor unless and until Lessee has actually been formed and executed and delivered a counterpart of (or otherwise assumed Lessee’s obligations under) this Commitment Letter. Any definitions in the Term Sheet also apply in this Commitment Letter. CS, Lessee, and Sponsor further agree as follows:

Standby Fee — Amount
On the first day of every calendar quarter starting January 1, 2007 (accruing for a full calendar quarter upon the signing of this Commitment Letter), CS shall earn a fee (the “Standby Fee”) equal to one quarter of 5.50% (550 basis points) (the “Standby Rate”) times the sum of the following:

·	$13,250,000; less

·
Any Lessor’s Investment that Lessor has actually funded in cash at a Closing or for which Lessor’s obligation to fund has expired (or for which Sponsor and Lessee have issued a Cancellation Notice, as described below) without funding.

Standby Fee — Calculation and Payment
The Standby Fee shall accrue on the first day of every calendar quarter. When a Closing occurs for a Property, accrued Standby Fee allocable to that Property shall become part of Lessor’s Investment. If, for any Property, the Term Sheet expires without a Closing or Sponsor and Lessee issue a Cancellation Notice, then on the date of such expiration or Cancellation Notice Sponsor shall pay in cash the Standby Fee earned to date and allocable to such Property.

Sponsor’s Right to Issue Cancellation Notice
Sponsor and Lessee may cancel this Commitment Letter as it relates to any Property(ies) (a “Cancellation Notice”). If Sponsor and Lessee issue a Cancellation Notice for any Property, then neither CS nor Lessor shall have any obligations regarding that Property.

Costs and Expenses
Sponsor shall pay CS’s and Lessor’s reasonable out of pocket costs in evaluating (and, if applicable, closing) the proposed Lease(s), including reasonable accounting, appraisal, auditing, consulting, due diligence, engineering, environmental, legal, out of pocket costs of establishing Lessor, back-office administrative fees, administration and loan fees and other closing costs (but not interest) for any financing Lessor obtains to fund this transaction, independent director service fees, and title fees, and costs of travel, messengers, and other items, including all other bona fide transaction and due diligence costs incurred by CS, but not CS’s staff time or internal overhead (the “Costs and Expenses”).

Sponsor has requested that CS and Lessor seek to minimize the need to duplicate any due diligence or other investigations that Sponsor or its counsel or other consultants (the “Due Diligence Team”) have performed regarding the Properties and this transaction (the “Sponsor Due Diligence”). CS and Lessor shall reasonably endeavor to comply with that request, but only to the extent that the Due Diligence Team shall have agreed in writing (in a manner reasonably satisfactory to CS) that CS and Lessor shall have the same ability and legal right as Sponsor to rely upon the Sponsor Due Diligence. This does not limit CS and Lessor’s right to perform such due diligence as they require, or limit the extent to which the resulting costs shall constitute Costs and Expenses.

Due Diligence	Lessee and Sponsor consent that CS and Lessor may perform or cause others to perform background checks, credit checks, and other investigations of Lessee and Sponsor.

Indemnification
Sponsor agrees (a) to indemnify and hold harmless CS, Lessor, and each of their officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Lease(s), or any related transaction (including any claims made by any broker or finder) or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they result from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse CS and Lessor from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of CS’s and Lessor’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), but not CS’s or Lessor’s staff time or internal overhead, in each case, incurred in connection with the preparation, negotiation and enforcement of the Lease(s), this Commitment Letter, the Term Sheet, the definitive documentation for the Lease(s) and any ancillary documents or security arrangements in connection therewith, including arrangements for the establishment of Lessor. Notwithstanding any other provision of this Commitment Letter, neither any Indemnified Person nor Lessee nor Sponsor shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Lease(s) or this transaction.

Information
Sponsor represents and warrants (and it shall be a condition to CS’s commitment hereunder, including CS’s agreements to cause Lessor to enter into the Lease(s)) that (a) all information except the Projections (the “Information”) that has been or will be made available to CS or Lessor by or on behalf of Sponsor or any of Sponsor’s representatives is or will be, when furnished (to Sponsor’s knowledge, in the case of any Information about the Properties) complete and correct in all material respects and does not or will not, when furnished (to Sponsor’s knowledge, in the case of any Information about the Properties) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) any financial projections that have been or will be made available to CS or Lessor by or on behalf of Sponsor or any of Sponsor’s representatives (the “Projections”) have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of Lessee and Sponsor and upon assumptions that are reasonable at the time made and at the time the related projections are made available to CS and Lessor.

Sponsor agrees that if at any time before either Lease Closing Sponsor becomes aware that any representation in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then Sponsor will promptly supplement the Information and Projections so that such representations will be correct under those circumstances. In arranging and causing Lessor to close the Lease(s), CS and Lessor will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

Conditions Precedent
CS’s commitment hereunder, and CS’s agreements to cause Lessor to enter into the Lease(s), are subject to the following conditions precedent, in addition to those described in the Term Sheet: (a) CS’s and Lessor’s completion of, and satisfaction in all respects with the results of, legal and environmental due diligence investigation of the Property, Lessee, and the Lease(s); (b) CS’s and Lessor’s not having discovered or otherwise become aware of any information not previously disclosed that they believe to be inconsistent in a material and adverse manner with their understanding, based on the information provided prior to the date hereof, of the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of Lessee, Sponsor, and their affiliates, taken as a whole; (c) there not having occurred any event, change or condition since March 31, 2006 (the date of the most recent audited financial statements of Sponsor delivered to CS as of the date hereof) that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of Sponsor and its subsidiaries, including Lessee, taken as a whole; (d) the negotiation, execution and delivery of definitive documentation with respect to the Lease(s) reasonably satisfactory to CS, Lessor, and their counsel; (e) Sponsor’s compliance with the terms of this Commitment Letter and the Term Sheet; and (f) the other conditions set forth or referred to in the Term Sheet.

Confidentiality
This Commitment Letter is delivered to Sponsor on the understanding that neither this Commitment Letter, nor any of its terms or substance, nor the activities of CS and Lessor pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to Sponsor’s officers, directors, employees, attorneys, accountants and advisors, or those of Sponsor’s affiliates, on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure); provided that Sponsor may disclose this Commitment Letter and the contents hereof to the party selling the Property and its officers, directors, employees, attorneys, accountants, representatives and advisors on a confidential and need-to-know basis, and only after redaction (in a manner satisfactory to CS) of any information on the amount or calculation of the Standby Fee.

Conflicting Interests
Sponsor acknowledges that CS may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Sponsor or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. Sponsor also acknowledges that CS does not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to Sponsor, confidential information obtained by CS from other companies.

Survival
The compensation, reimbursement, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive Lease documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CS’s commitment hereunder, and CS’s agreements to cause Lessor to enter into the Lease(s) and perform CS’s services described herein.

No Fiduciary Relationship
Sponsor further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between Sponsor and its affiliates, on the one hand, and CS and Lessor, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether CS has advised or is advising Sponsor or its affiliates on other matters; (b) CS, on the one hand, and Sponsor and its affiliates, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does Sponsor or its affiliates rely on, any fiduciary duty on the part of CS or Lessor; (c) Sponsor and its affiliates are capable of evaluating and understanding, and they understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Term Sheet; (d) Sponsor has been advised that CS is engaged in a broad range of transactions that may involve interests that differ from Sponsor’s interests and that CS has no obligation to disclose such interests and transactions to Sponsor by virtue of any fiduciary, advisory, or agency relationship; and (e) Sponsor and its affiliates waive, to the fullest extent permitted by law, any claims any of them may have against CS and Lessor for breach of fiduciary duty or alleged breach of fiduciary duty and agree that CS and Lessor shall have no liability (whether direct or indirect) to Sponsor and its affiliates in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of Sponsor’s (or its affiliates’), including Sponsor’s stockholders, employees or creditors.

Other Activities
Sponsor and its affiliates further acknowledge that CS is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, CS may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Sponsor, its affiliates and other companies with which Sponsor may have commercial or other relationships. With respect to any securities and/or financial instruments so held by CS or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Assignment
This Commitment Letter shall not be assignable by Sponsor without the prior written consent of CS (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Notwithstanding the foregoing, Sponsor may assign this Commitment Letter to any entity wholly owned by Sponsor, provided that such entity (a) is Lessee or holds all the stock of Lessee; and (b) is reasonably satisfactory to CS. Any such assignment shall not limit Sponsor’s or Lessee’s obligations under this Commitment Letter or the Term Sheet. CS may assign its commitment hereunder to one or more of its affiliates, whereupon CS shall be released from the portion of its commitment hereunder so assigned. Any and all obligations of, and services to be provided by, CS hereunder (including, without limitation, CS’s commitment to cause Lessor to enter into the Lease(s)) may be performed and any and all rights of CS hereunder may be exercised by or through any of its respective affiliates or branches.

Miscellaneous
This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS and Sponsor. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Paragraph headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Both parties acknowledge that information and documents relating to this transaction and the Lease(s) may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that neither party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Notwithstanding anything in this Commitment Letter or the Term Sheet to the contrary, CS may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions in the form of a “tombstone” or otherwise describing the names of Sponsor and its affiliates (or any of them), and the amount, type and closing date(s) of the Lease(s), all at CS’s expense.

This Commitment Letter and the Term Sheet supersede all prior understandings, whether written or oral, between us with respect to the Lease(s) or CS’s or Lessor’s obligations relating to or arising from the Lease(s). This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Jurisdiction
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, or the transactions contemplated by this Commitment Letter or the Term Sheet, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Jury Trial Waiver
Each of the parties hereto irrevocably waives the right to trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the lease(s), or the performance of services hereunder or thereunder.

USA PATRIOT Act
To help fight terrorism funding and money laundering activities, CS obtains, verifies, and records information that identifies each person with whom CS enters (or may enter) into a business relationship. Verification may include name, address, corporate tax identification number, date of birth (if an individual), and other information to allow CS to identify Lessee and Sponsor. CS may also ask to see corporate or limited liability company resolutions or other identifying documents.

Exclusivity
Until either a Closing with respect to a Property occurs or CS advises Sponsor in writing that the conditions precedent to such Closing have not been timely met, Lessee, Sponsor and their related parties shall deal exclusively with CS regarding (and shall not seek or obtain from anyone else) any financing or capital lease arrangements for the acquisition of such Property described in the Term Sheet.

No Further Text on This Page.

     If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on the Effective Date. CS’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that CS has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on CS only after it has been duly executed and delivered by you in accordance with the first sentence of this paragraph. To the extent that any Property has not been acquired and demised to Lessee under a Lease before the Outside Closing Date, this Commitment Letter and CS’s commitment hereunder, and CS’s agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to Sponsor unless CS shall, in its discretion, agree in writing to an extension.
     We look forward to working with you on this matter.

Very truly yours, CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Robert Nydegger
	Name:	Robert Nydegger
	Title:	Managing Director

By:	/s/ Damien Dwin
	Name:	Damien Dwin
	Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Robert Nydegger
	Name:	Robert Nydegger
	Title:	Managing Director

By:	/s/ Damien Dwin
	Name:	Damien Dwin
	Title:	Director

     Confirmed and agreed to.

SPONSOR TERREMARK WORLDWIDE, INC.
By:	/s/ Jose Segrera
Its: Chief Financial Officer

Date: Effective Date
Attachment: Term Sheet

TERM SHEET

Lessee	A to-be-named wholly owned direct or indirect subsidiary of Sponsor, which shall be a newly formed single-purpose entity subject to SPE covenants satisfactory to CS. Lessee shall at all times be 100% owned, directly or indirectly, by Sponsor.

Property	Each of the following:
•	The real property identified as Property 1 in the documentation for the Notes (Allocated Purchase Price: $4,366,300); and

•	The real property identified as Property 2 in the documentation for the Notes (Allocated Purchase Price, net of any contribution from other sources: $9,250,000).

Lessor	Single-purpose entity(ies) to be designated and structured (but not necessarily owned) by CS.

Nature of Transaction	Subject to satisfaction of the conditions precedent and other requirements of this Term Sheet and the Commitment Letter to which it is annexed, Lessor shall acquire each Property when and as Lessee or Sponsor would otherwise close such acquisition under its contracts (each, a “Contract”) with the sellers of each Property (each, a “Seller”). Sponsor may direct Lessor to close under either Contract or both Contracts at Sponsor’s election. If Sponsor elects to require Lessor to close under both Contracts, then such closings need not, but may, be simultaneous. Sponsor and Lessee may modify any Contract provided they act in good faith and promptly give CS a copy of the modification. Any such modification shall not increase or extend Lessor’s funding obligations.

Simultaneously with each such acquisition, CS shall cause Lessor to lease each Property to Lessee on the terms described in this Term Sheet. The Properties shall be leased under a single lease or, at Sponsor’s option, each Property shall be leased under a separate Lease. At Sponsor’s option, Lessor may acquire one Property without acquiring both Properties.

Lessor’s Investment	For each Property, considered separately, Lessor’s aggregate investment (the “Lessor’s Investment”) shall equal the sum of all items listed below as in effect from time to time. The aggregate Lessor’s Investment for both Properties to be funded in cash at Closing(s) (i.e., before taking into account accrued Standby Fees or future PIK Rent Payments) shall never exceed $13,250,000 in aggregate.
•	The Allocated Purchase Price plus or minus closing adjustments under the Contract;

•	Sponsor’s and Lessee’s bona fide third party transaction costs reasonably approved by CS (including title, escrow and survey fees, Lessee’s transfer taxes, consultants’ fees, reasonable attorneys’ fees for the Closing, and the like);

•	Sponsor’s and Lessee’s predevelopment costs reasonably approved by CS;

•	The aggregate amount of all PIK Rent Payments;

•	Accrued Standby Fees for periods before Closing; and

•	CS’s and Lessor’s Costs and Expenses.

No portion of Lessor’s Investment shall be paid directly to Lessee or Sponsor, except as expressly contemplated above in the definition of Lessor’s Investment.

Closing	Each Lease transaction will close (a “Closing”) on a date coinciding with the closing under the respective Contract for the Property to be demised under such Lease. If (at Sponsor’s election) both Contracts close simultaneously, then only a single Closing shall occur, but each Property may (at Sponsor’s election) be demised under a separate Lease.

Outside Closing Date	For each Property, the Commitment Letter, CS’s obligations thereunder and this Term Sheet shall irrevocably expire and terminate on the date (the “Outside Closing Date”) that is the earliest of the following:
•	Expiration of the Contract for that Property (after taking into account any extensions of the closing date under such Contract);

•	Sponsor’s and Lessee’s issuance of a Cancellation Notice for that Property; and

•	December 31, 2007.

Lease Term	The Lease(s) will expire on the earliest of the following:
•	June 30, 2009;

•	The maturity date, occurrence of a payment default, or acceleration, under the Loan Facility and Convertible Debt (together, the “Notes”) to be provided by CS under the Purchase Agreement among Terremark Worldwide, Inc., the Guarantors thereunder, Credit Suisse, Cayman Islands Branch, as Agent, and the Purchasers thereunder, dated the Effective Date; and

•	The date of any default under either Lease (or under any financing secured by a mortgage encumbering the Lease) beyond applicable cure periods if such default results in a termination or acceleration of the other Lease or financing in question, unless Lessor elects otherwise in writing.

Rent	Lessee shall pay rent under each Lease (the “Rent”), without offset or deduction, in an annual amount (payable only as described in the next paragraph) equal to the product of: (a) the Money Rate; times (b) Lessor’s Investment from time to time. If Sponsor elects to use a separate Lease for each Property, then Lessor’s Investment shall be calculated separately for each Property; otherwise Lessor’s Investment shall be calculated on a combined basis. “Money Rate” shall mean the sum of: (a) three-month LIBOR, as in effect for consecutive three-month periods starting at the Closing; plus (b) 5.50% (550 basis points) per annum; plus (c) starting on January 1, 2009, an additional 1.00% (100 basis points) per annum. Rent shall be calculated on an actual/360 basis.

Lessee need not pay Rent in cash during the Lease term. Instead, at Lessee’s option, each quarter’s Rent may, on the first day of such quarter, be added to and become part of Lessor’s Investment (a “PIK Rent Payment”). Future Rent shall increase accordingly, taking into account that increase in Lessor’s Investment. Lessee may pay Rent under any Lease in cash if it wishes to do so.

Lease Obligations	Each Lease shall be an “absolutely triple net,” “hell or high water,” “bondable” type of Lease, under which Lessee shall bear absolutely all rights, obligations, and expenses related to the Property; CS and Lessor shall have absolutely no obligations or liabilities of any kind (except Lessor’s obligation to deliver a quitclaim deed in connection with a Buyout for which Lessee has timely satisfied all conditions under the Lease, and any other covenants expressly set forth in the Lease, including a covenant not to encumber the Properties); and the Rent shall be absolutely free and clear of any and all costs related to the Property.

Expiration Date Obligations; Buyout	Provided Lessee has not theretofore exercised its Early Buyout Option (defined below), starting at least three months before the expiration date of each Lease, Lessee shall undertake a diligent marketing program for the Property demised under that Lease and seek to arrange a sale of such Property at the best possible price, with a closing to occur simultaneously with the expiration date of such Lease. If such program is unsuccessful, or if the sales price of the Property is less than Lessor’s Investment, then on the expiration date of such Lease (including an expiration date arising from early termination of such Lease) the following shall occur as to the Property demised under such Lease (a “Buyout”):
•	If such Property is sold to a third party, Lessee shall pay Lessor, as additional rent, an amount equal to Lessor’s Investment less the sales price of the Property;

•	If such Property is not sold to a third party, Lessee shall purchase such Property from Lessor for an amount equal to Lessor’s Investment;

•	Lessee and Sponsor shall pay Lessor all unpaid sums (including accrued but unpaid Rent) then due under such Lease;

•	Provided that Lessee has paid and performed all its obligations in connection with the Buyout when and as the Lease requires by its express terms, Lessor shall convey the Property by quitclaim deed, to Lessee or Lessee’s designee, entirely at Lessee’s cost and expense (including payment of any applicable transfer taxes), subject to no liens or encumbrances created by Lessor;

•	If Lessee does not timely perform its Buyout obligations for a Property, then Lessee’s Buyout rights shall terminate, and Lessor shall have the unrestricted right to sell such Property to a third party, in full or partial satisfaction of Lessee’s obligations under the Lease, and Lessee (and Sponsor under its guaranty) shall continue to be liable for an amount (the “Net Payment”) equal to the difference between the actual net sales proceeds, if any, of such Property (the “Proceeds”) and Lessor’s Investment for such Property, and all other sums due under the Lease (collectively, “Leasehold Obligations”); and Lessee shall be entitled to receive any Proceeds that exceed the Leasehold Obligations;

•	If Lessor has not actually sold the Property when Lessor demands the Net Payment, then Lessor shall reasonably determine the fair market value of the Property based on a third party appraisal and recalculate the Net Payment to give Lessee and Sponsor credit for the Proceeds Lessor would have realized if Lessor had sold the Property for such fair market value; and

•	Sponsor’s guaranty shall extend to Lessee’s obligations upon any Buyout.

If there exists more than one Lease, then Lessee and Lessor shall consummate any Buyout simultaneously for each and every Property, and not for one Property only (except in the case of a Buyout for a single Property initiated by Lessee).

The total amount payable by Lessee upon a Buyout is referred to as the “Buyout Payment.”

Early Buyout	If any Lease terminates before its scheduled expiration date for any reason (including Lessee’s default beyond applicable cure periods or the occurrence of any casualty or condemnation for which Lessee does not with reasonable promptness satisfy ordinary and customary restoration conditions), then at Lessee’s or Lessor’s option a Buyout shall occur under such Lease effective 20 days after the giving of notice to such effect.

In addition, Lessee may elect at any time, on 20 days written notice, to consummate a Buyout under any Lease(s) as Lessee designates.

General Covenants, Representations, Warranties, and Events of Default	Substantially equivalent to those contained in Sponsor’s existing second-lien term loan facility, subject to such exceptions and modifications as CS (or Lessor) and Sponsor shall agree.

Lease Covenants, Representations, Warranties, and Events of Default	In addition, the Lease documents shall contain Lease-specific covenants, representations, warranties, and Events of Default as CS or Lessor requires. These will include at least the following provisions:
•	Property Costs. Lessee shall pay all real estate taxes, operating expenses, insurance premiums, construction costs, maintenance and repair costs, utilities, and all other Property-related costs of any kind or character whatsoever. Lessee shall give CS and Lessor such evidence of payment of such costs as CS and Lessor reasonably require from time to time.

•	Legal Compliance. Lessee shall be solely responsible for legal compliance, even if applicable laws require “capital” or “structural” improvements or repairs to the Property.

•	Easement Grants. Lessor shall cooperate with Lessee in granting ordinary and customary easements and other development-related rights (collectively, the “Easements”), provided that: (a) the Easements are on reasonable and customary terms; (b) Lessee gives Lessor reasonable prior notice of any Easement; and (c) Lessee gives CS and Lessor a certificate executed by an officer of Lessee stating that the granting of such Easement will not impair the fair market value of the Property in any material respect.

•	Trade Fixtures. Lessee’s trade fixtures (including fixtures, machinery and equipment) remain Lessee’s property. Lessee may remove them from the Property at any time during the Lease term, provided that Lessee repairs any damage to the Property resulting from such removal.

•	Alterations. Lessee may perform the following (“Approved Construction”), in compliance with law: (i) non-structural alterations, modifications or improvements, without any notice to or consent of Lessor, (ii) any structural alteration, modification or improvement, without Lessor’s consent, provided that Lessee gives CS and Lessor a certificate from a structural engineer and a certificate of an officer of Lessee stating that the proposed changes will not adversely affect the structural integrity of the Property or impair the revenue production potential (in Sponsor’s business) of the Property in any material respect; and (iii) certain specified construction work (to be pre-approved in the Lease) enabling Lessee and Sponsor to use the Property in Sponsor’s business.

•	Ownership. Lessee shall own (and be entitled to depreciation on) any improvements it constructs, but such improvements shall revert to Lessor if the Lease terminates and Lessee does not acquire the Property through a Buyout. Lessee shall not damage or destroy any improvements.

•	Lessee’s Assignment and Subletting. Lessee may not sublease or assign except as this paragraph allows. Lessee may collaterally assign a Lease solely to secure the Notes and Sponsor’s obligations to any creditor that the Notes allow to hold a lien senior to the lien securing the Notes (the “Approved Leasehold Financing”). Any Approved Leasehold Financing shall attach solely to the leasehold under the Lease and not to Lessor’s fee estate (and hence shall be subordinate to Lessor’s estate). Lessor shall have no obligation to “subordinate the fee” or join in any Approved Leasehold Financing. Lessee may sublease to any entity that is directly or indirectly wholly owned by Sponsor (as necessary or appropriate for the operation of Sponsor’s business), or in connection with any merger, acquisition, or consolidation of Sponsor or the acquisition of all or substantially all of the assets of Sponsor. Lessee may without Lessor’s consent sublease or license any part(s) or all of any Property on arm’s length terms in the ordinary course of Lessee’s and Sponsor’s business operations.

•	Mortgagee Protections. Any party providing Approved Leasehold Financing (an “Approved Leasehold Mortgagee”) shall have the rights, subject to the terms of the Approved Leasehold Financing, to: (a) cure Lessee’s defaults under the Lease (within an additional cure period of up to 30 days); (b) after an Event of Default under, and foreclosure of, the Approved Leasehold Financing, elect to exercise Lessee’s Buyout rights, provided that such Approved Leasehold Mortgagee also timely performs Lessee’s Buyout obligations (without prejudice to its rights against Lessee); (c) consent to any amendment of the economic terms of the Lease; (d) receive an assignment of the Lease without Lessor’s consent (but this may at Lessor’s option trigger a Buyout); and (e) obtain a new lease if the Lease terminates because Lessor exercises its remedies under the Lease after Lessee’s default, provided that within 30 days after such termination (and as a condition to receiving a new lease) the Approved Leasehold Mortgagee pays Lessor the Buyout Payment. Any foreclosure under Approved Leasehold Financing shall terminate only Lessee’s estate and shall have no effect on Lessor’s fee estate or right to receive any payments under the Lease.

•	Lessor’s Assignment. Lessor may assign (or grant participations in) its interest in the Property(ies) and the Lease. Lessee will at Lessee’s expense (including its attorneys’ fees) provide such cooperation as Lessor reasonably requests to facilitate the foregoing.

•	Operation and Use. Lessee will develop the Property as a “web hotel” and collocation facility for Internet services and connections. Any changes in or suspension of use will be permitted provided it causes no material adverse impact on the value of the Property.

•	Repairs. Lessee will be responsible for all structural and nonstructural repairs and maintenance to the Property, including without limitation all capital repairs, such that Lessor will retain no repair, maintenance, or other operating expenses or performance obligations of any kind or nature for the Property.

•	No Lessor Liability. Neither CS nor Lessor shall have any liability whatsoever for any matter relating to the Property. Neither CS nor Lessor shall make any representations whatsoever. Lessee and Sponsor shall indemnify CS and Lessor against all costs, risks, burdens, claims, and obligations relating to or arising from the Property, save only for those arising out of CS or Lessor’s own gross negligence, wrongful acts or material breach of its specific and express obligations under the Lease.

•	Insurance. As CS or Lessor requires, consistent with similar transactions, provided however that CS and Lessor shall have absolutely no obligation or liability for payment of any premiums. Lessor shall be named as a loss payee under any property insurance covering the Properties.

•	Loss Proceeds. Fee mortgagees and permitted leasehold mortgagees may participate in adjustment or settlement of any insurance proceeds or condemnation award (“Loss Proceeds”). If Lessee elects a Buyout upon any casualty or condemnation (or if Lessee fails to satisfy ordinary and typical restoration conditions with reasonable promptness, and Lessor thereupon elects a Buyout), then Loss Proceeds (except any attributable to Approved Construction) up to the Buyout Payment shall go to Lessor, with credit against the Buyout Payment. Pending restoration or Buyout, a creditworthy depository (which may be the fee mortgagee, if an institutional lender) shall hold Loss Proceeds, applying them first to pay current monetary obligations under the Lease (other than accrued and unpaid PIK Rent), second to restore and fully pay for restoration (under ordinary and customary restoration and disbursement procedures) or toward the Buyout payment (if a Buyout occurs), and third to release any balance to Lessee or its leasehold mortgagee.

•	Fee Mortgages. If Lessor grants a mortgage on its fee estate, then such mortgage shall be junior and subordinate to the Lease, including Lessee’s rights under any Buyout. Fee mortgagees shall have cure rights and other ordinary mortgagee protections.

•	Environmental. Lessee shall bear, and shall indemnify the Indemnified Persons from and against, any and all environmental risks related to the Property, including pre-existing environmental conditions, conditions on adjacent property affecting any Property, and conditions caused by third parties.

•	Transaction Taxes. Lessee shall pay all transfer, stamp, conveyancing, leasehold, personal property, sales, and other taxes imposed on the creation of each Lease and the consummation of any Buyout.

Guaranty	Sponsor shall fully guaranty all payment and performance obligations of Lessee under each Lease, under a form of guaranty satisfactory to CS and Lessor.

Transfers	The Lease Documents shall prohibit any transfer (or encumbrance) of Lessee’s interest in the Property or of interests in Lessee, without CS’s and Lessor’s approval in their sole and absolute discretion, except as expressly permitted above.

Indebtedness	The Lease Documents shall prohibit Lessee from incurring any indebtedness whatsoever except accrued but unpaid Rent; current liabilities for expenditures for operation and maintenance of the demised Property that the Lease requires Lessee to pay or incur; and contracts and other obligations arising from Approved Construction affecting the demised Property. This restriction shall not apply to existing indebtedness of Lessee as of the date of this Commitment or to the Convertible Debt and Debt Transactions being entered into contemporaneously with this Commitment.

Regulatory Change; Withholding, Illegality	The Lease Documents shall contain customary provisions on increased costs, capital adequacy protection, withholding and other taxes, unavailability of LIBOR, and illegality.

Conditions Precedent	As customary for a transaction of this nature, including CS’s receipt of the following (the “Closing Deliveries”), all of which shall be satisfactory to CS, and Sponsor’s satisfaction of the following additional conditions:
•	Completion and execution of Lease documents by Sponsor, Lessee, Lessor, and other parties as necessary in form and substance satisfactory to CS and Lessor and their counsel (the “Lease Documents”);

•	The full and simultaneous funding from sources other than CS and its affiliates of the entire purchase price and closing costs for Lessor’s acquisition of each Property, to the extent that such purchase price and closing costs exceed Lessor’s Investment applied for such purpose;

•	Other conditions precedent as stated in the Commitment Letter to which this Term Sheet is annexed;

•	The Notes shall remain outstanding and not be in default in any way;

•	In the case of the second Closing, if any, the Lease shall be in full force and effect and not in default as to the Property already demised, and such Lease shall not have expired or terminated;

•	Lessee’s organizational documents;

•	Evidence that the Property is assessed separate and apart from any other property for local property tax purposes and a tax bill or tax search clearly identifying the property taxes for the Property;

•	Payment of Lessor’s and CS’s Costs and Expenses (to be funded at Closing from additional Lessor’s Investment, subject to the dollar limitation on Lessor’s Investment as stated in this Term Sheet);

•	Identification, background information, and documents necessary for CS to comply with the USA PATRIOT Act;

•	Insurance coverage and certificates;

•	On-site Property inspection by CS;

•	Opinions of counsel as CS’s counsel requires;

•	Phase I environmental report and Phase II, if indicated (including asbestos and mold);

•	PZR zoning report;

•	Seismic report (if applicable), including calculation of probable maximum loss;

•	Survey, no more than 60 days old, certified to “Credit Suisse and its affiliates, successors and assigns”;

•	Title insurance policy from Chicago, Fidelity, First American, LandAmerica, or Stewart (or another company CS approves);

•	UCC, judgments, litigation, bankruptcy, real estate tax, and other searches as CS requires; and

•	Such other closing deliveries and documents as CS, Lessor, and their counsel reasonably require.

CS’s Counsel	Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022-4802 Attention: Joshua Stein, Esq.

Governing Law	New York